Exhibit 4.2

LOAN NUMBER	LOAN NAME	ACCT. NUMBER	ORIGINAL AGREEMENT DATE
156833	Optical Cable Corporation	19398	9/22/06

NOTE AMOUNT	INDEX (w/Margin)		MATURITY DATE	LOAN PURPOSE
$2,000,000.00	30 day LIBOR plus 2.150%		2/28/08	Commercial

AMENDMENT #1 TO COMMERCIAL LOAN AGREEMENT

Accounts Receivable and/or Inventory Financing

DATE AND PARTIES. The date of this Amendment #1 to Commercial Loan Agreement (hereafter “Amended Agreement”) is February 29, 2008. The parties and their addresses are as follows:

LENDER:	BORROWER:
VALLEY BANK	OPTICAL CABLE CORPORATION
36 W. Church Ave. S.W. Roanoke, Virginia 24011	a Virginia Corporation 5290 Concourse Drive Roanoke, Virginia 24019

WHEREAS, by mutual agreement the parties desire to modify certain terms of that Commercial Loan Agreement dated September 22, 2006 (“Original Agreement”),

NOW THEREFORE, in exchange for mutual consideration, the sufficiency of which is hereby acknowledged, the parties agree that the Original Agreement is hereby supplemented, amended, corrected, and restated as follows:

1)	The Original Agreement is hereby extended through April 28, 2008.

2)	Except as supplemented, amended, and corrected herein, all of the terms and conditions of the Original Agreement otherwise remain in full force and effect.

SIGNATURES. By signing under seal, the parties hereby agree to the extension contained in this Agreement. The parties hereto also acknowledge receipt of a copy of this Amended Agreement.

BORROWER:	LENDER:

Optical Cable Corporation	Valley Bank

By:	/s/ Tracy G. Smith	(Seal)	By:	/s/ Scott Leffel	(Seal)
Name:	Tracy G. Smith		Name:	Scott Leffel
Title	Vice President and CFO		Title:	Vice President